Exhibit 99.1

Media Contact:

Paula Dunn

Dolby Laboratories

415-645-5000

news@dolby.com

Ted Hall Joins the Board of Directors of Dolby Laboratories

San Francisco, February 7, 2007—Dolby Laboratories, Inc. (NYSE:DLB), today announced the appointment of Ted W. Hall to its Board of Directors. Hall joins existing board members Peter Gotcher, Sanford R. Robertson, Roger S. Siboni, and Dolby Laboratories CEO Bill Jasper, along with the Company’s Chairman and founder Ray Dolby.

Hall is an entrepreneur and business leader with extensive operating and consulting experience in technology-related businesses, professional services, financial services, and natural resources. For over 27 years Hall served as a leader and operating manager of McKinsey & Company, a leading global consulting firm. He was Managing Partner of the firm’s San Francisco office before assuming significant worldwide responsibilities for the firm, including direct responsibility for one of the world’s largest research and development activities on business and management issues. Included in his background is extensive experience in China, where he helped open McKinsey’s practice.

During his tenure with McKinsey, Hall worked with chief executives and boards of directors of Fortune 50-size companies around the world in the areas of strategy and organization. A leading thinker on microeconomics and business, he has spoken and written about the evolving global economy in venues such as the annual World Economic Forum, the State of the World Forum, and the Commission on Globalization.

Hall is a general partner of Long Meadow Ranch and president of Long Meadow Winery in Napa Valley as well as Chairman of Tambourine, Inc., a specialty music production and distribution company. In addition, he is Managing Director of Mayacamas Associates, his own consulting firm. Hall is also a former Chairman of the Board of the Robert Mondavi Corporation, a global producer of fine wines.

Hall holds a bachelor’s degree in electrical engineering from Princeton University and a master’s degree in business administration from Stanford University. He has served on the boards of directors of a wide range of educational and civic organizations, including the Foundation for Teaching Economics, the Advisory Board of Stanford Business School, SFJAZZ, and the San Francisco Symphony. A former professional trombonist and record producer, Hall is also a member of the National Academy of Recording Arts & Sciences.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) develops and delivers products and technologies that make the entertainment experience more realistic and immersive. For four decades, Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers. For more information about Dolby Laboratories or Dolby technologies, please visit www.dolby.com.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S07/17940 DLB-G